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                                  EXHIBIT 99.1
                             WHEELGROUP CORPORATION
                                STOCK OPTION PLAN


A.      PURPOSE AND SCOPE

        The purposes of the Plan are to encourage stock ownership by employees of WHEELGROUP CORPORATION (the "Company"), to provide an incentive for such employees to expand and improve the profits and prosperity of the Company, and to assist the Company in attracting and retaining key personnel through the grant of Options to purchase shares of the Company's common stock.

B.      DEFINITIONS

        Unless otherwise required by the context:

         1. "Board" shall mean the Board of Directors of the Company.

         2. "Committee" shall mean the Stock Option Plan Committee, which is appointed by the Board and which shall be composed of three members of the Board.

         3. "Company" shall mean the WheelGroup Corporation, a Texas corporation, and any subsidiaries.

         4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         5. "Disability" shall have the meaning of Section 37(e)(3) of the Code, as determined by the Committee.

         6. "Option" shall mean a right to purchase Stock, granted pursuant to the Plan.

         7. "Option Price" shall mean the purchase price for Stock under an Option, as determined in Section F below.

         8. "Participant" shall mean an employee of the Company to whom an Option is granted under the Plan.

         9. "Plan" shall mean this WheelGroup Corporation Stock Option Plan.

        10. "Retirement" shall mean retirement on or after age sixty-five (65), or, with the advance consent of the Company, at an earlier age.

        11. "Stock" shall mean the common stock of the Company.

        12. "Termination Date" shall mean a date fixed by the Committee but not later than the day following the tenth (10th) anniversary of the date on which the Option is granted.

C.      STOCK TO BE OPTIONED

        Subject to the provisions of Section L of the Plan, the maximum number of shares of Stock that may be optioned under the Plan is 1,250,000 shares.


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D.      ADMINISTRATION

        The Plan shall be administered by the Committee. Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and shall make recommendations to the Board with respect to participation in the Plan by employees of the Company, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made by him in good faith.

E.      ELIGIBILITY

        The Board, upon recommendation of the Committee, may grant Options to any employee (including an employee who is a director or an officer) of the Company. Options may be awarded by the Board at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board, upon recommendation by the Committee shall determine. Options granted at different times need not contain similar provisions.

F.      OPTION PRICE

        The Option Price for Stock under each Option shall be determined by the Board.

G.      TERMS AND CONDITIONS OF OPTIONS

        Options granted pursuant to the Plan shall be authorized by the Board and shall be evidenced by agreements in such form as the Board, upon recommendation of the Committee, shall from time to time approve. Such agreements shall comply with and be subject to the following terms and conditions:

        1. Employment Agreement. The Board may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ of, and to render services to, the Company for a period of time (specified in the agreement) following the date the Option is granted. No such agreement shall impose upon the Company, however, any obligation to employ the Participant for any period of time.

        2. Time and Method of Payment. the Option Price shall be paid in full in cash at the time an Option is exercised under the Plan. Otherwise, an exercise of any Option granted under the Plan shall be invalid and of no effect. Promptly after the exercise of an Option and the payment of the full Option Price, the Participant shall be entitled to the issuance of a stock certificate evidencing his ownership of such Stock. A Participant shall have none of the rights of a shareholder until shares are issued to him and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

        3. Number of Shares. Each Option shall state the total number of shares of Stock to which it pertains.

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        4. Option Period and Limitations on Exercise of Options. The Board may,
in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option agreement. Except as provided in the Option agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised after the Termination Date. No Option may be exercised for a fractional share of Stock.

H.      CESSATION OF EMPLOYMENT OF PARTICIPANT

        1. Cessation of Employment Other than by Reason of Retirement or Disability or Death. If a Participant shall cease to be employed by the Company otherwise than by reason of Retirement, Disability, or Death, each Option held by the Participant, together with all rights hereunder, shall be exercisable only to the extent exercisable on the date of the cessation of employment, and shall terminate on the earlier of the Termination Date or the one-hundred and eightieth (180th) day following the date of cessation of employment, to the extent not previously exercised; provided, however, that in the event of gross misconduct by the Participant, the Options granted to such Participant hereunder shall be null and void after such termination occurs or such determination is made.

        2. Cessation of Employment by Reason of Retirement or Disability. If a Participant shall cease to be employed by the Company by reason of Retirement or Disability, each Option held by the Participant shall remain exercisable, to the extent it was exercisable at the time of cessation of employment, until the earliest of:

           i.   the Termination Date;

           ii. the death of the Participant, or such later date not more than one (1) year after the death of the Participant as the Committee, in its discretion, may provide pursuant to Section H(3); or

           iii. the first (1st) anniversary of the date of the cessation of the Participant's employment, and thereafter all such Options shall terminate together with all rights hereunder, tot he extent not previously exercised.

        3. Cessation of Employment by Reason of Death. In the event of the Death of the Participant, while employed by the Company, an Option may be exercised at any time or from time to time prior to the earlier of the Termination Date or the first (1st) anniversary of the date of the Participant's Death, by the person or persons whom the Participant's rights under each Option shall pass by will or by the applicable laws of descent and distribution, tot he extent that the Participant was entitled to exercise it on the Participant's date of Death. In the event of the Death of the Participant while entitled to exercise an Option pursuant to Section H(2), the Committee, in its discretion, may permit such Option to be exercised at any time or from time to time prior to the Termination Date during a period of up to one (1) year from the Death of the Participant, as determined by the Committee, by the person or persons to whom the Participant's rights under each Option shall pass by will or by the applicable laws of descent and distribution, to the extent that the Option was exercisable at the time of cessation of the Participant's employment. Any person or persons to whom a Participant's rights under an Option have passed by will or by the applicable laws of descent and distribution shall be subject to all terms and conditions of the Plan and the Option applicable to the Participant.

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I.      INDEMNIFICATION

        In addition to such other rights of Indemnification as they may have as members of the Board, or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction or a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding, a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member's own behalf.

J.      NO OBLIGATIONS TO EXERCISE OPTION

        The granting of an Option shall impose no obligation upon the Participant to exercise such Options.

K.      NONASSIGNABILITY

        Options shall not be transferable other than by will or by the laws of descent and distribution, and during a Participant's lifetime shall be exercisable only by such Participant.

L.      EFFECT OF CERTAIN CHANGES

        1. The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option, the price per share, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, or (3) other increase or decrease in such shares effected without receipt of consideration by the Company.

        2. All unexercised Options shall become immediately vested and exercisable upon the earliest of (i) the merger of the Company, other than a merger into a wholly owned subsidiary, in which the Company is not the surviving entity, (ii) the consolidation of the Company with one or more other corporations, (iii) the sale of all or substantially all of the assets of the Company, (iv) the adjudication of the Company as a bankrupt or an insolvent by a court of competent jurisdiction, (v) the liquidation or dissolution of the Company, or (vi) the execution of an agreement to that effect by the Participant and the Company following the unanimous approval of the Board of Directors of such acceleration and agreement.

M.      AMENDMENT AND TERMINATION

        The Board, by resolution, may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of 10 years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Option previously granted.

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N.      AGREEMENT AND REPRESENTATION OF PARTICIPANTS

        As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

O.      RESERVATION OF SHARES OF STOCK; REGULATORY REQUIREMENTS

        The Company, during the term of this Plan, will at all times reserve and keep available, and will deed or obtain from any regulatory body having jurisdiction any requisite authority to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan; provided, however, that nothing in this Plan shall be deemed to require or obligate the Company to take any action or make any expenditure to register or qualify any Option granted or to be granted or any Stock issued or issuable under the Plan under any federal or state law or regulation. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Stock hereunder shall relieve the Company of any liability to all Participants in respect of the failure to issue or sell Stock as to which the requisite authority has not been obtained. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Stock under any Option if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or other forum in which shares of Stock are traded, if any; and, as a condition of any sale or issuance of shares of Stock under an Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares of Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

P.      MISCELLANEOUS PROVISIONS

        1. Plan Expenses. Any expenses of administering this Plan shall be borne by the Company.

        2. Use of Exercise Proceeds. Payments received from Participants upon the exercise of Options shall be used for the general corporate purposes of the Company, except that any Stock received in payment may be retired, or retained in the Company's treasury and reissued.

Q.      EFFECTIVE DATE OF PLAN

        The Plan shall be effective from the date that the Plan is approved by the Board.

                                            WHEELGROUP CORPORATION


                              By:
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                                          Toney E. Jennings, President